BOVIE MEDICAL CORPORATION
7100 30th Avenue North
St. Petersburg, FL  33710
(813) 384-2323

_______________________
Notice of Annual Meeting of Shareholders
To be Held December 16, 1998
At 3:00 P.M.

TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of BOVIE MEDICAL CORPORATION (the "Company") will be held at 7100 30th Avenue North, St. Petersburg, Florida on Thursday, December 16, 1998 at 3:00 P.M. to consider and take action on the following matters:

         1.   The election of Directors to serve until the next
Annual Meeting;

         2.   The ratification of the re-appointment of Bloom &
Company as auditors;

         3. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of shares of common stock at the close of business on October 31, 1998 are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement explaining the matters to be acted upon at the Annual Meeting follows. Please read it carefully.

         WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY
COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE
ENCLOSED ENVELOPE.  ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE
IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE
ONE OF THE ACCOMPANYING PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS




                                  Andrew Makrides
                                  President





BOVIE MEDICAL CORPORATION
7100 30 Avenue North
St. Petersburg, FL  33710
(813) 384-2323

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held on December 16, 1998

November 16, 1998


Solicitation and Voting of Proxies

         This Proxy Statement is furnished in connection with the solicitation on behalf of BOVIE MEDICAL CORPORATION (the "Company" or "Bovie") of proxies to be voted at the Annual Meeting of Shareholders to be held on December 16, 1998, at 7100 30th Avenue
North, St. Petersburg, FL  33710 at 3:00 P.M.

         The Board of Directors of the Company has fixed the close of business on October 31, 1998 as the record date for the determination of holders of shares of outstanding common stock entitled to notice of and to vote at the Annual Meeting. On October 31, 1998, there were outstanding 14,629,643 shares of the Company's common stock and 2,000,000 shares of Class A Preferred Stock, the holders of which will be entitled to one vote per share for each matter submitted to a vote at the Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote will constitute a quorum for the transaction of business.

         A proxy in the accompanying form, which is properly signed, dated and returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. If no instructions are indicated, proxies will be voted as recommended by the Board of Directors. Shareholders who execute proxies may revoke them at any time prior to their being exercised by delivering written notice to the Secretary of the Company or by subsequently executing and delivering another proxy at any time prior to the voting. Mere attendance at the Meeting will not revoke the proxy, but a shareholder present at the Meeting may revoke his proxy and vote in person.

         As of the date of this Proxy Statement, the only business which the management of the Company intends to present at the Meeting are the matters set forth in the accompanying Notice of Special Meeting. Management has no knowledge of any other business to be presented at the Meeting. If other business is brought before the Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

         The cost of soliciting proxies is estimated not to exceed $20,000 and will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. The Company will supply brokers or persons holding shares of record in their names or in the names of nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one copy to each beneficial owner, and will upon request of such record holders, reimburse them for their reasonable expenses in mailing such material.

         Representatives of Bloom and Company, the independent auditors and principal accountants for the current year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         Certain directors, officers and employees of the Company, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph or personal interview.

Shareholder Proposals

         Management plans to hold its annual meeting of shareholders for 1998 on December 15, 1999, and all shareholder proposals intended to be presented at the next annual meeting must be received by the Company by March 15, 1998 for inclusion in the Company's next proxy statement. If the date of the next annual meeting is subsequently advanced by more than 30 calendar days or delayed by more than 90 calendar days from the date of the annual meeting to which the proxy statement relates, the Company shall, in a timely manner, inform security holders of such change, and the date by which proposals of security holders must be received by any means reasonably calculated to inform them.

Directors and Executive Officers

         As of October 31, 1998, the Company's Executive Officers and directors were as follows:

Name               Age   Position               Director Since


J. Robert Saron    45    Chairman of the Board   August, 1994
                         Chief Executive
                         Officer, Director


Andrew Makrides    56    President,
                         Director                December, 1982


Alfred V. Greco    63    Director                April, 1998


Kenneth W.
Davidson           51    Director                July, 1998

Delton
Cunningham         33    Secretary,
                         Treasurer-Vice President/CFO


Moshe
Citronowicz        45   Executive Vice President-
                   Chief Operating Officer
_________________________

J. Robert Saron, Chairman of the Board and Chief Executive Officer, holds a Bachelors degree in Social and Behavioral Science from the University of South Florida. From 1988 to present Mr. Saron has served as President and director of Aaron Medical Industries, Inc. (formerly Suncoast Medical Manufacturing, Inc.). In March 1995 Mr. Saron was elected Chairman and Chief Executive Officer of An-Con Genetics, Inc.

Andrew Makrides, President, member of the Board of Directors, and former Chairman, received a Bachelor of Arts degree in Psychology from Hofstra University and a Juris Doctor Degree from Brooklyn Law School. He is a member of the New York Bar and has practiced law from 1968 until joining An-Con Genetics, Inc. as Executive Vice President and director, in 1982. Mr. Makrides became President of the Company in 1985 and served as such to date.

George W. Kromer, Jr., filled a vacancy on the Board of Directors and became a director on October 1, 1995. Mr. Kromer is a Senior Financial Correspondent for "Today's Investor" and is utilized as a consultant by other companies whose shares are listed on the American Stock Exchange and Over-the-Counter Exchange. An-Con has also retained Mr. Kromer on a month-to-month basis as a consultant in addition to his capacity as a director. He received a Master's Degree in 1976 from Long Island University in Health Administration. He also holds a Bachelor of Science Degree from Long Island University's Brooklyn Campus and an Associate in Applied Science Degree from New York City Community College, Brooklyn, New York. See Certain Transactions.

Moshe Citronowicz, is a graduate of the University of Be'er Sheva, Be'er Sheva, Israel, with a Bachelor of Science degree in Electrical Engineering. He has also received certificates from Worcester Polytech, Lowell University and the American Management Association for completion of seminars in MRP, master scheduling, purchasing SPC, JIT, accounting and plant management. Since coming to the United States in 1978, Mr. Citronowicz has worked in a variety of manufacturing and high
tech industries.   In October 1993, Mr. Citronowicz joined the
Company as Vice President of Operations.   He is responsible for
all areas of manufacturing, purchasing, product re-design, as
well as new product design.   In September 1997, Mr. Citronowicz
was appointed by the board of directors, to the position of Executive Vice President and Chief Operating Officer.

Delton N. Cunningham, Vice President and Chief Financial Officer of the Company, holds a Bachelor of Science in Accounting from the University of Florida. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Cunningham began his career with the Miami office of Arthur Anderson & Company. In June of 1991, Mr. Cunningham joined Aaron Medical Industries, Inc., as the Company's Chief Financial Officer. In June of 1992 Mr. Cunningham became Vice President of Aaron Medical Industries, Inc. and in April of 1993, he was elected Corporate Secretary of Aaron by the Board of Directors.

Alfred V. Greco, is President of Alfred V. Greco, P.C., counsel to the Company. Mr. Greco is a member of the bar of the State of New York and has been engaged in the practice of law for the past 35 years in the City of New York. The main focus of Mr. Greco's experience for the past 30 years has been in the area of corporate and securities law during which he has represented a large number of public companies, securities brokerage firms, executives and registered representative and has developed a broad range of experience in administrative, regulatory and legal aspects of public companies. Mr. Greco graduated from Fordham University School of Law with a Doctor of Law degree, in June 1960. He was admitted to the New York State Bar in March, 1961.

Kenneth W. Davidson, is chairman and Chief Executive Officer of Maxxim Medical, Inc., ("Maxxim") a Delaware corporation the shares of which are listed on the New York Stock Exchange. Mr. Davidson has been a director of Maxxim since 1982, and the Chief Executive Officer President, Chairman of the Board of Maxxim since 1986. Prior to that he was the Corporate Director of Business Development at Intermedics Incorporated, which is principally a manufacturer of implantable medical devices such as pacemakers.

         The Board of Directors had nine special meetings during the year 1997, and each director attended personally or telephonically at least 75% of the meetings. The Board does not have any audit, nominating or compensation committees as of the date hereof and these functions have been performed by the Board to the date hereof.

         No Director has indicated to the Company that he intends to oppose any action intended to be taken at this Annual
Meeting of shareholders.

                          REMUNERATION
         The following table sets forth the compensation paid to the executive officers of the registrant for the three years ended December 31, 1997:

                          Summary Compensation Table
              Annual Compensation      Long Term Compensation

              Awards Pay-outs

                                                         Securities
Name and                     Other      Restricted       Underlying
Principal                    Annual     Stock     Options/     Pay-
Position Year      Bonus(a)  Compen.    Awards     SARS(#)     outs

J. Robert Saron
CEO/Chairman
         1997     $155,865   $  2,460   $  9,352        --        --
         1996      143,000     42,600      8,100    90,000        --
         1995      116,000     39,600     23,700        --        --


Andrew Makrides
President
         1997      103,382      1,784      9,598        --        --
         1996       90,000      8,400      9,700    70,000        --
         1995       77,000     11,800      8,000        --        --

Moshe Citronowicz
Executive
Vice President-
Chief Operating
Officer  1997       107,044      1,921      9,352        --       --
         1996       104,600     11,200      8,100    25,000       --
         1995        97,000     11,800      8,000        --       --

Delton Cunningham
Secretary, Treasurer,
Vice President/CFO
         1997        90,325      1,516     9,262         --       --
         1996        86,000      8,400     7,400     55,000       --
         1995        82,900      8,800     8,000         --       --

(a) In 1997, the officers waived their right to 1996 bonuses and the bonuses were cancelled.
(b) Other compensation consists of medical insurance and auto
     13A.


Option/SAR Grants Table


                                           Values of
                   Number                  Securities
                  of Shares                underlying
Name and          Acquired                 unexercised
Principal         on Value     FY-END(#)   sar/s at
Position    Year Exercisable   Realized    Exercisable

J. Robert Saron
CEO         1997        --         --             --
            1996        --         --        101,250
            1995        --         --             --


Andrew Makrides
President   1997        --         --             --
            1996        --         --         78,750
            1995        --         --             --

Moshe Citronowicz
Vice President
Operations  1997        --         --             --
            1996        --         --         28,125
            1995        --         --             --



Delton Cunningham
Vice, President/
CFO,Secretary,
Treasurer,  1997        --         --             --
            1996        --         --         61,875
            1995        --         --             --

Outside Directors are compensated in their capacities as Board members through option grants. Through the year 1997, the Company's Board of Directors presently consisted of J.Robert Saron, the CEO, Andrew Makrides, President, Joseph F. Valenti and George W. Kromer, Jr. Mr. Saron is also President and CEO of Aaron. Mr. Kromer has been retained on a month-to-month basis pursuant to verbal agreement as a financial and public relations consultant by An-Con for the past year at an average monthly fee of $950.

  In 1996 and 1997 George Kromer and Joseph Valenti were awarded 105,000 and 120,000 options, respectively, each for five to ten years to purchase An-Con stock from $.75 to $1.125 per share.

  There have been no changes in the pricing of any options previously or currently awarded.

Employment Agreements

  As of the 1st day of January, 1998, the Company cancelled its prior employment agreements with its officers, and certain key employees and entered into new employment agreements with them. The agreements vary in terms over a period of between two and five years and provide for compensation in amounts varying from $51,100 for the lowest paid executive officer up to $136,000 for J. Robert Saron, the highest paid executive officer per year, plus additional amounts for automobile allowance ($500 to $600 per month). In addition to the foregoing, each agreement for the company's executive officers provides for customary executive benefits, indemnification for corporate accounts and may be terminated (a) upon death, or (b) on thirty
(30) days notice by the officer to terminate, or (c) by the Company without cause, (i) upon the majority approval of the Board of Directors on thirty (30) days written notice (wherein the Company shall be obligated to pay the employee compensation under the agreement for the balance term of the agreement; the employee may elect, in lieu of the above compensation, to cancel his agreement and obtain severance payments equal to three times the annual salary and bonus in effect during the month preceding such termination; or (d) by the Company for cause, if during the period of employment, the employee violates the non-compete provisions of the agreement, or is found guilty of a felony or crime of moral turpitude. The agreements provide for a covenant not to compete directly or indirectly against the Company for a period of one year from termination and for a 7 1/2 percent salary increase per year subject to approval of the Board of Directors.

  In May of 1997 the officers as a group waived their right to the bonuses as set forth in their contracts. The Board of Directors will determine future bonuses.

  Security Ownership of Certain Beneficial Owners and
Management of Bovie Medical Corporation.

  The following table sets forth certain information as of December 31, 1997, with respect to the beneficial ownership of the Company's common stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares, by directors who own common stock and by all officers and directors as a group.

                               Number
                                 of     Nature    Percentage of
Name and         Title         Shares     of       Outstanding
Address        of Class         Owned   Ownership(i) shares(i)

5% beneficial
Owners

Tsang Yang
Tseng           Common Stock    666,666  Includes     7.14%
190-1 Ming-Chun
Road Chi-Yi,
Taiwan

Robert
Speiser(ii)     Common Stock    753,333  Includes     8.07%
1340 Boca Ciega                          Shares only
Isle Dr.
St. Petersburg,
FL 33706

Directors

J. Robert
Saron           Common Stock    522,976  Includes      5.60%
(iii)                                    90,000
Ashley Drive                             shares
Seminole,                                reserved
FL 34642                                 for
                                         options

J. Valenti
(iv)           Common Stock     177,205  Includes       1.90%
5700 Mariner Dr.                         120,000
Tampa, FL                                shares
33609                                    reserved
                                         for options

G. Kromer       Common Stock    105,000  Includes       1.12%
P.O. Box 188                             105,000
Farmingdale,                             shares
NY, 11738                                reserved
                                         for options

A. Makrides     Common Stock    420,667  Includes       4.50%
20 Damin Circle                          70,000
St. James,                               shares
NY, 11780                                reserved
                                         for options

Officers and Directors
as a Group
               Common Stock   1,528,497  Includes      16.37%
                                         465,000
                                         shares
                                         reserved
                                         for options

(i) Based on 8,279,948 shares and 1,064,000 options outstanding to acquire shares on December 31, 1997. Officers and directors have 465,000 options to acquire shares at December 31, 1997.


(ii) Mr. Robert Speiser resigned as the Company Chairman and Chief Executive Officer on March 20, 1995.


(iii) Robert Saron, who replaced Mr. Speiser as Chairman, is the President and a director of Aaron Medical Industries, Inc. As a result of the exchange of shares pursuant to the Acquisition Agreement, Mr. Saron is the beneficial owner of 407,976 additional shares of An-Con (in addition to the 25,000 shares he had received prior to the merger). Mr. Saron also has the option to acquire an additional 90,000 shares.

(iv) Joseph Valenti resigned as a director of the Company in July, 1998.

During 1996, one transaction took place that materially changed shareholders'control of the Company. The Company acquired Aaron Medical Industries, Inc. (Aaron) and Aaron shareholders exchanged their shares for those of the Company on November 25, 1996. As a result of the exchange, Aaron shareholders received 37.7% of the outstanding shares of the Company at that time.

Reference is made to the Company's Proxy Statement for Special Meeting of Shareholders held on September 8, 1998, which is incorporated herein by reference. In February, 1998 and May, 1998 the Company issued a total of 8,000,000 shares in exchange for the acquisition of certain assets from Advanced Refractory Technologies, Inc. and Maxxim Medical, Inc. and upon issuance, such shares constituted 48% of the Company's outstanding shares.

INTEREST OF MANAGEMENT IN MATTERS TO BE ACTED UPON

Valpex International Corporation ("Valpex"), a Company owned and operated by Mr. Joseph Valenti, was a supplier of vacuum and Krypton bulbs and vinyl pouches to Aaron for several years. In 1996, Mr. Valenti joined An-Con as a director. On May 10, 1996, Valpex and Aaron entered a three year agreement that allows Aaron to purchase products directly from Valpex's manufacturers and suppliers. In exchange, Aaron agreed to pay a commission to Valpex on purchases from the agreed upon list of Valpex's suppliers. In 1997 and 1996, respectively, the equivalent sales of Valpex to Aaron were $117,700 and $126,000, respectively.

George Kromer, a director, also serves as a consultant to the Company with average consulting compensation of approximately
$950 per month.

Alfred V. Greco, who became a director of the Company in April, 1998, is also the principal of Alfred V. Greco, P.C., counsel for the Company. During fiscal 1997, Alfred V. Greco, P.C. performed legal services for the Company in an amount totaling $61,301. Alfred V. Greco, P.C. is the owner of 51,500 shares of common stock of the Company and Alfred Greco, its principal, owns 10 year options to purchase a total of 75,000 shares of common stock, exercisable at $.75 per share.

The aforesaid transactions were on terms no less favorable to the Company than could have been obtained in arms-length transactions with unrelated third parties.

Pursuant to the Company's Stock Exchange Agreement with Advanced Refractory Technologies, Inc. ("ART") the Company is obligated to expend its best efforts to elect the designee of ART to the Board of Directors. However, due to a recent dispute concerning interpretation of an aspect of the agreement with ART (not involving the Manufacturing agreement or License Agreement with
ART), commencement of litigation for a declaratory judgment and subsequent settlement thereof, management was unable to meet with the designee prior to considering him for a Board seat. Accordingly, management has presently deferred consideration of the election of the designee. ART's designee, Keith Blakely, is a founder, officer, principal shareholder and director of ART and has been such for the past fifteen years. ART is a principal shareholder of the Company and the owner of 2,000,000 shares of preferred stock.

Subsidiaries of Registrant

Aaron Medical Industries, Inc. is a 100% owned subsidiary of the Company. The Company's acquisition of Aaron in January, 1995, is deemed important to the Company's potential for growth in the medical device and electrosurgical products industry. The Company's medical device and electrosurgical products are all manufactured by Aaron and bear the Aaron and Bovie trademark. Aaron is the Company's major operating subsidiary and an integral part of the Company.

Directors' Compensation

Independent (unaffiliated) directors, who are not employees, do not receive cash compensation for attending meetings. However, the company pays their expenses for attending meetings of the Board. A total of approximately $5,000 was paid to cover expenses of independent directors attending Board of Director meetings during the year ended December 31, 1997. During fiscal 1997, independent directors were compensated essentially in the form of stock options under the Company's 1996 Employee and Consultant Stock Option Plan. A total of 195,000 stock options were granted to directors in fiscal 1997.

PROPOSAL 1
ELECTION OF DIRECTORS

Management has proposed the election of its current Board of Directors to Serve until the next annual meeting of shareholders for the fiscal year ending December 31, 1998, which meeting is currently scheduled to take place on December 15, 1999.


      The present candidates for directors are:

Name*                           Director Since

Robert Saron                    August, 1994
Andrew Makrides                 December, 1982
George Kromer                   October, 1995
Alfred V. Greco                 April, 1998
Kenneth W. Davidson             May, 1998
__________________
*See background of each director above under heading "Directors and Executive Officers"

Required Vote for Election

The affirmative vote of a majority of the outstanding shares entitled to vote and present, in person or by proxy, at the annual meeting of shareholders at which a quorum is present, is required for the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
EACH OF THE ABOVE NAMED INDIVIDUALS AS DIRECTORS TO SERVE UNTIL
THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

PROPOSAL 2
APPROVAL OF APPOINTMENT OF
INDEPENDENT AUDITORS

The accounting firm of Bloom & Company acted as the independent public accountants for the Company for the fiscal year ended December 31, 1997 and has been selected to act as the independent public accountants for the current fiscal year and for the year ending December 31, 1999. Although the selection and appointment of independent accountants is not required to be submitted to a vote of shareholders, the Board of Directors has decided to request the shareholders to ratify the appointment.

Vote Required

The affirmative vote of a majority of the outstanding shares of common (or voting) stock of the corporation present at the meeting, in person or by proxy, a quorum being present, is required for the ratification of the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT
OF BLOOM & COMPANY AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE
COMPANY FOR THE FISCAL YEARS ENDING DECEMBER 31, 1998 and 1999.

Other Matters

The Board of Directors of the Company knows of no other matters to come before the Meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Rights of Dissenting Shareholders

Dissenting shareholders do not have any rights of appraisal with respect to the proposals to which this Proxy Statement relates. Any negative vote with respect to any specific proposal, will, of course, be duly noted and recorded in the computation to determine whether majority approval has been obtained.


By Order of the Board of Directors


ANDREW MAKRIDES
President

Melville, New York
November 16, 1998


        PROXY CARD

        BOVIE MEDICAL CORPORATION
        (formerly An-Con Genetics, Inc.)

        PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Andrew Makrides and Delton Cunningham each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated above, all the shares of common stock of Bovie Medical Corporation, held of record by the undersigned on October 31, 1998, at the meeting of shareholders to be held on December 16, 1998 or any adjournment thereof.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both should sign.*

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

(To Be Signed on Reverse Side.)




        FRONT OF CARD

        BOVIE MEDICAL CORPORATION


        A. Please indicate your vote by marking the selected box as follows:

FOR   AGAINST  ABSTAIN   1. Election of Directors

                             A. Makrides
                             J. Robert Saron
                             George Kromer
                             Alfred V. Greco
                             Kenneth Davidson

                         2. Proposal to Approve the appointment
                            of Bloom and Company as the
                            independent auditors of the
                            Corporation for the fiscal years
                            ended December 31, 1998 and 1999.

Note:  Please sign exactly as name appears hereon.  Joint owners
should each sign.   When signing as attorney, executive,
administrator trustee or guardian, please give full title as such.

Signature:

Annual Report


Bovie Medical Corporation

(Formerly An-Con Genetics, Inc.)


1997

SELECTED FINANCIAL DATA



Years Ended December 31, In Thousands, Except Per Share Amounts.

Statement of Operations Data        1997      1996


Total revenues                    $ 7,371   $ 7,486
Gross profit                        3,233     4,134
Earnings before interest and tax       78       450
Total interest and finance expense     88        76
Net earnings from operation            29       416
Earnings per common share              --       .05
Dividends per common share             --        --



Balance Sheet Data

Cash                                   48       121
Total Assets                        3,838     3,899
Notes and loans payable               805       198
Shareholders equity               $ 2,225   $ 2,020


CHAIRMAN'S LETTER

Dear Stockholder:

The year 1997 was one of identifying areas that would result in improved growth and increased shareholder value. After an in-depth study by management coupled with industry forecasts, it was concluded that the electrosurgery market should continue to experience solid growth.

Subsequent to the close of fiscal 1997 we were successful in acquiring an exclusive worldwide license to DylynTM, for use in a broad range of medical applications. DylynTM is a multi patented coating technology developed by Advanced Refractory Technologies, Inc., headquartered in Buffalo, New York. We are currently field testing our first product, an electrosurgical blade, "Slick TipTM" utilizing the DylynTM technology, with plans to commence marketing "Slick TipTM" during the first quarter of 1999.

On May 11, 1998, as a result of a strategic alliance with Maxxim Medical, Inc., a New York Stock Exchange Company, with annual revenues exceeding $530 million, Maxxim became the largest single stockholder in your Company. This alliance with a leading manufacturer and marketer of a diverse line of medical products places Bovie Medical Corporation in an excellent position to grow, considering Maxxim's enormous and respected distribution network.

In addition, your Company implemented the decision of its stockholders and changed its name from An-Con Genetics, Inc.
to Bovie Medical Corporation. Our new stock symbol is .BOVI. and the shares continue to trade on the OCT bulletin Board under the new symbol.

The Bovie name enjoys an excellent reputation and has been synonymous with electrosurgery since 1928. Management believes that the new name more clearly reflects our core business and strong commitment to the area of electrosurgery.

In closing, on behalf of your Company's management and directors, I thank you for your continued loyalty, support and above all, patience. These are exciting times and we look forward to reporting to you on our progress throughout the year.

November, 1998

                                Sincerely,



                                J. Robert Saron
                                Chairman and CEO

AN-CON GENETICS, INC.
FINANCIAL STATEMENTS
FOR THE YEARS  ENDED DECEMBER 31, 1997 AND 1996

AN-CON GENETICS, INC.
INDEX TO FINANCIAL STATEMENTS



       Contents

       Independent Auditors' Report

       Consolidated Balance Sheet at
         December 31, 1997

       Consolidated Statements of
        Operations for the years ended
        December 31, 1997 and 1996

       Consolidated Statements of
        Shareholders' Equity for the
        years ended December 31, 1997 and 1996

       Consolidated Statements of Cash
        Flows for the years ended December
        31, 1997 and 1996

       Notes to Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Shareholders of
An-Con Genetics, Inc.

We have audited the accompanying consolidated balance sheet of An-Con Genetics, Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations and shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of An-Con Genetics, Inc. and subsidiary as of December 31, 1997 and 1996 and the results of their operations, and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.



BLOOM AND COMPANY


Hempstead, New York
April 10, 1998
Except for the notes 8,10, 12, 16, 17 and 18 to the Financial
Statements for which the date is August 20, 1998 and all other notes April 23, 1998.










AN-CON GENETICS, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1997 AND 1996





ASSETS


                                 1997           1996
Current assets:

Cash                        $   48,246      $ 120,900
Trade accounts receivable,
 net                           791,825        856,400
Inventories                    953,125        854,000
Prepaid expenses                67,930         56,100
Deferred tax asset             175,010        175,000
Other Assets                    57,263             --

     Total current assets    2,093,399      2,062,400

Property and equipment, net  1,439,500      1,418,200

Other assets:

Goodwill, net                   40,000         62,700
Patent rights, net             257,552        348,300
Deposits                         7,150          7,100
                               304,702        418,100

Total Assets                $3,837,601     $3,898,700

The accompanying notes are an integral part of the financial statements.


AN-CON GENETICS, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1997 AND 1996
(Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

                                   1997         1996
Current liabilities:

Accounts payable               $ 399,090     $ 787,500
Accrued expenses                 235,790       309,300
Notes payable - current
 portion                         804,762       198,000
Due to shareholders               99,154        96,400
Current portion of
 obligations under
capital leases                        --         4,600

Total current liabilities      1,538,796     1,395,800

 Long-term debt                   74,107       482,700

Stockholders' equity:

   Common stock par value
    $.015; 15,000,000 shares
    authorized, issued and
    outstanding 8,279,948
    and 8,110,648 shares,
    on December 31, 1997
    and 1996, respectively       124,071       121,700
   Additional paid in
    capital                   13,030,962    12,921,400
   Accumulated deficit       (10,930,335)  (10,958,900)

                               2,224,698     2,084,200
Subscription receivable               --   (    64,000)

Total stockholders' equity     2,224,698     2,020,200

Total liabilities and
stockholders' equity         $ 3,837,601   $ 3,898,700


The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                1997           1996

Sales                    $   7,371,281   $   7,485,900
Cost of sales                4,138,774       4,134,434

Gross Profit                 3,232,507       3,351,466

Other costs:
Research and development        96,738         105,681
Professional services          298,156         259,406
Salaries and related costs   1,280,370       1,168,019
Selling, general and
 administration              1,479,249       1,338,000

   Total other costs         3,154,513       2,871,106

   Income from operations       77,994         480,360

Other income and (expense):

Interest income                  4,005             --
Interest expense             (  87,696)     (  75,820)
Miscellaneous                   34,288         11,003

                             (  49,403)        64,817

Income before income tax        28,591        415,543
Income taxes:

Current                      (   8,577)     ( 158,300)
Deferred                            --      (   8,300)
Tax benefit                      8,577        158,300

Net income (loss)           $   28,591     $  407,243


The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
(CONTINUED)



       Earnings per share              1997        1996

       Net income:
         Basic                          N/S     $ .0531
         Diluted                        N/S     $ .0521

       Weighted average number
        of shares
        outstanding               8,186,256   7,663,872


       Weighted average number
        of share assuming
        conversion of securities  8,443,972   7,817,205

       N/S - Not Significant

       The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


                                 Number of   Common     Paid in
                    Warrants       Shares    Stock      Capital

Balance January
 1, 1996             80,000      4,305,340   $64,591    $11,541,144

Private placement
 of Shares at $1
 per share plus 1
 warrant per share  120,000        120,000     1,800        118,200

Shares issued for
 cash at $.45 per
 share                   --         57,778       867         19,133

Shares issued for
 cash notes at
 $.42 per share          --        200,000     3,000         81,000

Share issued
 for cash at $.42
 per share               --         50,000       750         20,250

Shares issued to
 Aaron shareholders
 at $.39 per share       --      3,352,530    50,288      1,306,812

Stock issue costs        --             --        --       (174,800)

Shares issued for
 services at $.40
 per share               --         25,000       375          9,625

Subscriptions
 collected               --             --        --             --

Employee warrants   921,000             --        --             --

Income for year 1996     --             --        --             --

Balance, December
 31, 1996        $1,121,000     $8,110,648   $121,671    $12,921,364

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
(continued)
                                  Subscriptions
                     Deficit       Receivable       Total

Balance
January 1, 1996     $(11,366,169)    $(10,600)    $ 228,966

Private placement
 of Shares at $1
 per share plus 1
 warrant per share           --            --       120,000

Shares issued for
 cash at $.45 per
 share                       --            --        20,000

Shares issued for
 cash and notes
 at $.42 per share           --       (64,000)       20,000

Shares issued for
 cash at $.42 per
 share                       --            --        21,000

Shares issued to
 Aaron shareholders
 at $.39 per share           --            --     1,357,100

Stock issue costs            --            --    (  174,800)

Shares issued for
 services at $.40
 per share                   --            --        10,000

Subscription collected       --        10,600        10,600

Employee warrants            --            --            --

Income for year 1996    407,243            --       407,243

Balance, December
 31, 1996           $(10,958,926)   $ (64,000)    $2,020,109

The accompanying notes are an integral part of the financial statements. (continued on next page)

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
(CONTINUED)

                              Number of    Common     Paid in
                   Warrants     Shares      Stock     Capital

Balance
January 1, 1997    1,121,000   8,110,648  $121,671  $12,921,367

Shares exchanged
for warrants      (  200,000)    100,000     1,500   (    1,500)

Shares issued to
retire debts              --      51,800       637       33,761

Shares issued for
services                  --      17,500       263        6,737

Warrants issued      143,000          --        --           --

Collection of
Subscriptions
receivable                --          --        --           --

Employee
contribution
of Bonus                  --          --        --       70,600

Net income                --          --        --           --

Balance as of
December 31,
1997               1,064,000    8,279,948  $124,071 $13,030,962

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
(CONTINUED)

                            Subscriptions
                   Deficit    Receivable    Total


Balance
January 1, 1997 $(10,958,926)  $(64,000)  $2,020,109

Shares exchanged
for warrants              --         --           --

Shares issued to
retire debts              --         --       34,398

Shares issued for
services                  --         --        7,000

Warrants issued           --         --           --

Collection of
subscriptions
receivable                --     64,000       64,000

Employee
contribution
of Bonus                  --        --        70,600

Net income            28,591        --        28,591
Balance as of
December 31,
 1997           $(10,930,335)    $  --    $2,224,698


The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                      1997        1996
    Cash flows from
     operating activities:

    Net income                  $   28,591    $ 407,249

    Adjustments to reconcile
     net income (loss) to net
     cash provided by
     operating activities:

    Depreciation and
     amortization                  311,138      260,600
    Shares issued for services       7,000       10,000
    Deferred income taxes               --        8,300

    Change in assets
     and liabilities:

    (Increase) decrease in
     receivables                    64,565    ( 204,100)
    (Increase) decrease in
     prepaid expenses            (  11,876)      17,724
    Increase in inventories      ( 109,925)   ( 247,769)
    Increase in other
     receivables                 (   7,738)          --
    Increase (decrease) in
     accounts payable            ( 388,126)     112,400
    Increase in accrued
     expense                         7,578       60,900

       Total adjustments         ( 127,384)      18,055

    Net cash provided
     (used in)operations        $(  98,793)   $ 425,304

The accompanying notes are an integral part of the financial statements

AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
(Continued)

                                      1997           1996
   Net cash provided by
      (used in)operating
      activities                 $ ( 98,793)     $  425,304

   Cash flows from
    investing activities:

   Increase in fixed assets         (244,352)      (300,200)
   Increase in security deposits    (     10)           600
   Acquisition of patent rights     ( 13,371)            --
   Purchase of Technology                  --      (156,600)

     Net cash used in investing
     activities                     (257,733)      (456,200)

   Cash flows from financing
    activities

   Receipt of common stock
    subscription                      64,000         10,600
   Common shares issued                   --        181,000
   Loans from shareholders             2,736             --
   Cost of issuing common stock-
    purchase of Aaron                     --       ( 79,700)
   Increase in long term borrowing    69,534             --
   Payment of long term borrowing   (220,466)      (125,900)
   Term loan                         150,000             --
   Repayment of term loan           ( 41,936)            --
   Borrowing - line of credit        485,000             --
   Repayment - line of credit       (225,000)            --

   Net cash used
    in financing activities         283,868        ( 14,000)

   Net increase (decrease)
    in cash                        ( 72,658)       ( 44,896)
   Cash at beginning of year        120,904         165,800

   Cash at end of year           $   48,246       $ 120,904

   Cash paid during the twelve months ended December 31:

                                1997            1996

       Interest              $ 71,651        $ 70,000
       Income Taxes              -0-             -0-

The accompanying notes are an integral part of these financial statements.


AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

1. In February of 1997, 10 year convertible subordinated debentures of the Company came due and the Company offered each bond holder 2,200 shares of common stock for each $1,000 bond and accrued interest of $550. Nineteen bondholders accepted the offer and forty-three bondholders received cash for their bonds and accrued interest. The total amounts of principal and accrued interest on the converted bonds were $19,000 and $10,826 respectively. The balance of the bondholders have not redeemed their bonds or accepted the share offer.

2. The Company issued 10,000 shares of common stock in exchange for $4,572 of accounts payable.

3. The Company issued 100,000 shares of common stock and cancelled 200,000 warrants that were issued in conjunction with a private placement of the Company's securities.

The Company exchanged its patent for Baroscope Technology and related equipment and inventories for notes receivable in the amount of $49,525. The costs of the patent (net of amortization) equipment, and inventories were $31,735, $7,000, and $10,790 respectively.

The Company accepted $70,600 from management as a contribution to capital for an outstanding liability for bonuses earned in 1996.

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

1.  During 1996, the Company sold 200,000 common shares, at $.42 per share for $64,000 of subscription receivables and $20,000 cash. The subscription is due in August 1997, and bears interest at 6% per annum.

2. The Company issued 25,000 restricted shares for sales services valued at $.40 per share or $10,000 which was 50% of the market value of the Company's unrestricted shares at the time of issuance.

3.  In November 1996, 99% of Aaron's shareholders accepted
3,352,530 shares of An-Con's common stock and rejected the cash recission offer of $1,357,100 made by the Company. The common stock issue costs of $95,000, associated with the purchase of Aaron, were charged to capital in excess of par value when An-Con shares were released to the Aaron shareholders in December 1996. AN-CON GENETICS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND 1996
(CONTINUED)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: (CONTINUED)

4. The registration statement related to 3,399,096 of shares issued to the previous shareholders of Aaron became effective on November 8, 1996, as amended on November 27, 1996. As of January 11, 1997, the previous shareholders of Aaron may seek to remove restrictions pursuant to Rule 144.

The accompanying notes are an integral part of the financial statements.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Consolidated Financial Statements

The consolidated financial statements include the accounts of An-
Con and its wholly owned subsidiary Aaron Medical Industries, Inc. Intercompany transaction accounts have been eliminated.


Fair Values of Financial Instruments

Cash and cash equivalents. Holdings of highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair values.

Accounts receivable and accounts payable. The carrying amount of accounts receivable and accounts payable on the balance sheet approximates fair value.

Short term and long term debt. The carrying amount of the bonds and notes payable, and amounts due to shareholders approximates fair value.


Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally on the average actual cost method.
Inventory at December 31, 1997 and 1996 were as follows:


                             1997           1996

       Raw material s     $ 528,547      $ 402,700
       Work in process      244,772        237,700
       Finished goods       179,806        213,600

          Total           $ 953,125      $ 854,000

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Long-lived Assets

Long-lived and assets consist of property plant and equipment, intangible assets.

Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized whereas maintenance and repairs and small renewals are expenses as incurred. The estimated useful lives are: machinery and equipment, 7-15 years; buildings, 30 years; and leasehold improvements 10-20 years.

Intangible assets consist of patent rights and goodwill. Goodwill represents the excess of the cost of assets of the acquired companies over the values assigned to net tangible assets. These intangibles are being amortized by the straight-line method over a 5-year period.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No.121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. In accordance with SFAS No.121, the Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recovered. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows and measures the impairment, if any, using discounted cash flows. Adoption of SFAS No.121 did not have a material impact on the Company's consolidated financial position, operating results or cash flows.


Revenue Recognition and Product Warranty

Revenue from sales of products is generally recognized upon shipment to customers. The Company warrants its products for one year. The estimated future costs of warranties are not material.

Income is recognized in the financial statements (and the customer billed) when products are shipped from stock. Net sales are arrived at, by deducting discounts and freight from gross sales.

AN-CON GENETICS, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Environmental Remediation

The Company accrues environmental remediation costs if it is probable that an asset has been impaired or a liability incurred at the financial statement date and the amount can be reasonably estimated. Environmental compliance costs are expenses as incurred. Certain environmental costs are capitalized based on estimates and depreciated over their useful lives.


Earnings Per Common and Common Equivalent Share

In February 1997, the Financial Accounting Standards Board issued SFAS 128. "Earnings Per Share." SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS 128 replaces the previously required presentation of primary EPS with a presentation of basis EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the financial statements issued for periods ending after December 15, 1997. In 1997, the Company adopted SFAS 128.


Research and Development Costs

Only the development costs that are purchased from another enterprise and have alternative future use are capitalized and are amortized over five years.


Income Taxes

The Company and its wholly-owned subsidiary file a consolidated federal income tax return.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax
assets and liabilities of a change in tax rates   is recognized in
income in the period  that includes the enactment date.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Nonmonetary Transactions

The accounting for non-monetary assets is based on the fair values of the assets involved. Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The difference in the costs of the assets exchanged is recognized as a gain or loss. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.


Stock-Based Compensation

The Company has adopted Accounting Principles Board Opinion 25 for its accounting for stock based compensation. Under this policy:

1. Compensation costs are recognized as an expense over the period of employment attributable to the employee stock options.

2. Stocks issued in accordance with a plan for past or future services of an employee is allocated between the expired costs and future costs. Future costs are charged to the periods in which the services are performed. The proforma amounts of the difference between compensation cost included in net income and related cost measured by the fair value based method, including tax effects are disclosed.


New Accounting Standards

In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. Specifically, SFAS 130 requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. However, SFAS 130 does not specify when to recognize or how to measure the items that make up comprehensive income. SFAS 130 is effective for fiscal years beginning after December 15, 1997, and early application is permitted.

Management believes the application of SFAS 130 will not have a material effect on the Company's future financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Financial Reporting for Segments of Business Enterprise."

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards(continued)

SFAS 131 supersedes the "industry segment" concept of SFAS 14 with a "management approach" concept as the basis for identifying reportable segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and early application is permitted. Management believes the application of SFAS 131 will not have a material effect on the Company's future financial statements.


NOTE 2.  DESCRIPTION OF BUSINESS

An-Con Genetics, Inc. ("the Company") was incorporated in 1982, under the laws of the State of Delaware and has its principal executive office at 1 Huntington Quadrangle, Melville, New York
11747.

Currently, the Company is actively engaged in the business of manufacturing and marketing medical products and developing related technologies.

Aaron Medical Industries, Inc.

On January 11, 1995 the Company acquired a 100% ownership interest in Aaron Medical Industries, Inc. a St. Petersburg, Florida based Company engaged in the manufacturing and distributing of medical products. Total assets acquired were valued at $2,012,800 and liabilities assumed were valued at $681,000. The assets were valued at $335,800 more than their cost basis which created goodwill.

The goodwill is being written off over 5 years using the straight-line method. Because a registration statement was not timely filed the Aaron shareholders have been given the choice of accepting cash at $.22 cents per share for their Aaron shares, $1,331,800, or taking the An-Con shares in exchange. The Aaron shareholders had 30 days from the effective day of the registration statement (November 8, 1996) to accept the shares offered or receive cash.

The $.22 cents per share valuation for the Aaron shares exchanged was determined by (a) a separate fair valuation of current assets, which included (i) discounted value of receivables (ii) market value of inventory at estimated selling price, less cost of disposal and reasonable profit allowance, (iii) pre-paid expenses and security deposits at present value; (b) non-current assets of plant, property and equipment at current replacement cost; (c) intangible assets at present value of future benefits; (d) present



AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  DESCRIPTION OF BUSINESS (CONTINUED)

Aaron Medical Industries, Inc. (continued)

value of liabilities, accounts and note payable and long term
debt.   The amount of goodwill was determined by comparing the
financial position of Aaron at December 31, 1994 with the financial position of similar companies in the same industry.

Aaron's largest current product line is battery operated cauteries. Cauteries were originally designed for precise hemostasis in ophthalmology. Today they have a variety of uses including sculpting woven grafts in bypass surgery, vasectomies, evacuation of subungual hematoma (smashed fingernail) and for stopping bleeding in many types of surgery. Aaron manufactures many types of cauteries.

Aaron additionally manufactures a variety of specialty lighting instruments for use in ophthalmology, as well as a patented flexible lighting instrument for general surgery, hip replacement surgery, and for the placement of endotracheal tubes. An industrial version of this light is distributed through a large automotive tool distributor, and various retail outlets and stores.

Aaron Medical Industries, Inc. manufactures and sells its products under the Aaron label worldwide and has private label arrangements.


ECU Technology

On December 15, 1995 the Company's subsidiary, Aaron, purchased design rights for the technology to manufacture a 30 watt electrosurgical coagulation device (ECU) for $185,000. The purchase price was paid with $100,000 in cash and $85,000 in notes. The notes were payable over eighteen months and bear 10% interest per annum. Monthly payment on the note was $5,105.85. The notes were paid and retired in 1997.

The ECU was being made by a third party manufacturer. The Company had a one year contract with the manufacturer to produce the unit at a fixed price with a provision for a second year extension at an agreed upon price. The Company has hired an electrical engineer to head up the project and has relocated the production to the St. Petersburg facility.

Aaron has also hired a former director of sales for a physicians office products Company. As part of his arrangement he has loaned the Company $30,000 to be paid back over 2 years at 10% interest. The note was retired in 1997.





AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  DESCRIPTION OF BUSINESS (CONTINUED)

ECU Technology(continued)

The Company has developed a 120 watt electrosurgical coagulation device (ECU) to be marketed in 1998. Through December 31, 1997 the Company has spent $94,372 in its development.


NOTE 3.  TRADE ACCOUNTS RECEIVABLE

As of December 31, 1997 and 1996 the trade accounts receivable were as follows:


                                     1997          1996


    Trade accounts receivable     $  805,755    $ 872,500

    Less: allowance for
      doubtful accounts           (   13,930)   (  16,100)

    Trade accounts
      receivable, net             $  791,825    $ 856,400

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.  PROPERTY, PLANT AND EQUIPMENT

As of December 31, 1997 and 1996 property, plant and equipment consisted of the following:

                                       1997       1996

     Equipment                    $1,422,180    $1,375,700
     Property held under
      capital leases                      --        16,200
     Building                        637,485       637,500
     Furniture & Fixtures            229,189       134,800
     Leasehold Improvements          230,109       143,200
     Molds                            56,742        31,000
                                   2,575,705     2,338,400
     Less: Accumulated
      depreciation                (1,136,205)   (  920,200)

     Net property, plant,
      and equipment               $1,439,500   $ 1,418,200


Depreciation expenses for the years ended December 31, 1997 and 1996 were $216,000 and $166,400 respectively.

Plant, property and equipment, includes the capitalized lease of the Company's telephone equipment. The lease agreement expired in May 1997, and the assets were retired. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets.

The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1997 and 1996. This amortization amounted to $0 and $3,200 for 1997 and 1996 respectively.


NOTE 5. RENTAL AGREEMENTS

On May 6, 1997, an agreement was entered into with the landlord of 734 Walt Whitman Rd., Melville, New York for a new lease on premises beginning May 6, 1997 and extending for three years to May 5, 2000. The annual rental is $14,722 payable $1,226.83 per month.








AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. RENTAL AGREEMENTS (CONTINUED)

The following is a schedule of future minimum rental payments as of December 31, 1997:

                                 1997

       1997                   $    --
       1998                    14,722
       1999                    14,722
       2000                     4,907
                              $34,351

Total consolidated rent expense for the Company was $19,294 in 1997 and $24,000 in 1996.


NOTE 6.  ACCRUED BONUS

For the year 1996 accrued bonuses earned by the officers and employees of the Company amounted to $65,600. The bonus arrangement based on employment contracts called for the payment to certain employees of 10% of the profits in excess of $200,000 and 1% of the profits over $300,000.

During 1997, the Board of Directors of the Company requested officers of the Company to waive their rights to contract bonuses. All officers agreed and waived their contract bonuses.


NOTE 7.  DUE TO SHAREHOLDERS

A former Chief Executive Officer (CEO) and past President made cash loans to the Company during the period October 12, 1990 to December 31, 1993 of $180,500. In addition to these loans, the past CEO advanced his own cash of $76,100 in the form of loans for product development, travel and other expenses. Interest on these loans were at 9% to 12% and had been accrued from inception. His loan balance at December 31, 1996 was $ -0- and accrued interest amounted to $73,800. Accrued interest has not been paid and the Company has been negotiating to settle this matter.

In response to the recission offer made by An-Con to Aaron's former shareholders, certain shareholders owning 46,800 shares have not contacted the Company. The recission price owed to these shareholders, including $6,566 of accrued interest is $25,353.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  INTANGIBLE ASSETS

At December 31, 1996, the intangible assets consisted of the following:

                     Balance                          Balance
                    Beginning  Additions              at end of Accumulated
                   of period    at cost  Dispositions  Period   Amortization

Classification:

Patents, trademarks,
patent rights

(ECU Aaron 1200)     $   --      $93,000   $  --     $ 93,000    $  --
Patent rights
(Multifunction
 Cautery)            59,400           --      --       59,400    20,800
Patent rights
(Cauteries)          71,500           --      --       71,500    58,700
Patent rights
(ECU Aaron 800)     185,000       25,900      --      210,900    43,600
Borascope
Technology               --       37,700      --       37,700     1,100

                   $315,900     $156,600  $   --    $ 472,500 $ 124,200

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  INTANGIBLE ASSETS(CONTINUED)

At December 31, 1997, the intangible assets consisted of the following:

                    Balance                           Balance
                   Beginning  Additions               at end of Accumulated
                  of period    at cost   Dispositions Period    Amortization


Classification:

Patents,
 trademarks,
 patent rights

ECU Aaron 1200      $93,000    $ 1,372       $  --   $ 94,372    $    --
Multifunction
Cautery              59,400         --          --     59,400      32,637
Patent rights
(Cauteries)          71,500         --          --     71,500      71,213
ECU Aaron 800       210,900     11,923          --    222,823      86,693
Borascope
Technology           37,700         --     (37,700)        --          --

                   $472,500    $13,295    $(37,700)  $448,095    $190,543

During 1996 the Company purchased the technology for two electro-surgical products from a non-affiliated third party manufacturer, the Aaron 800 for $25,900 and the Aaron 1200 for $93,000. The Company also purchased the rights to a product called the BoroScope for $37,700, which the Company subsequently sold in 1997 for $49,525, the above costs have been capitalized.

The cost of patents, trademarks, patent rights, technologies and copyrights acquired are being amortized on the straight-line method over their remaining lives, ranging from 2 to 5 years. Amortization expense charged to operations in 1997 and 1996 were $60,157 and $67,700 respectively.


                                    1997

Goodwill (Purchase Aaron)       $152,500
Goodwill (Purchase Suncoast
 Covenant not to compete)         15,500
(Purchase Suncoast)               20,000
                                 188,000
Less accumulated amortization   (148,000)

Goodwill, net                  $  40,000




AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  INTANGIBLE ASSETS(CONTINUED)

Goodwill represents the excess of the cost of Companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight-line method over 5 years. Amortization expense charged to operations for 1997 and 1996 were $22,700 and $37,600, respectively.


NOTE 9. LONG-TERM DEBT

The long-term debt of the Company includes the mortgages, convertible debentures and notes payable of the Company.

                                     1997         1996
       Bonds payable             $  20,000     $ 78,000
       Mortgage payable            460,610      478,100
       Term loan                   108,064           --
       Borrowing-line
        of credit                  260,000           --
       Other                        30,195      124,600

                                   878,869      680,700
       Less: Current
        portion                   (804,762)    (198,000)

       Long-term debt            $  74,107    $ 482,700


Bonds payable - Convertible Debenture

As of April 21, 1987, the Company had sold 1,711 convertible debenture units. Each unit consisted of $1,000 subordinated debentures and 50 common stock warrants.

As of December 31, 1997, 1,691 units of debentures had been converted into common shares of An-Con Genetics, Inc. or have been redeemed. The remaining number of outstanding debentures was 20 units.

In February of 1997, the 10-year notes of $78,000 and accrued interest of $42,580 turned over to New York State came due and the Company offered each bond holder 2,200 shares of common stock for their $1,000 bond and accrued interest of $550. Nineteen bondholders accepted the offer and forty-three bondholders received cash for their bonds and accrued interest. The balance of the bondholders have not redeemed their bonds or accepted the share offer.





AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. LONG-TERM DEBT(continued)

Mortgage Payable

10% - Mortgage payable to former landlord for purchase of property at 7100 30th Avenue North, St. Petersburg, Florida secured on June 26, 1995 for $500,000 payable in monthly installments of $5,673.06 inclusive of interest until July 1,1998 when a balloon payment of $ 442,733 is due.


Notes Payable to a Commercial Bank

The notes payable is for a term loan of $150,000. The interest on the term loan is the bank's prime rate plus 1%. The loan is repaid in equal monthly payments plus accrued interest based on a three year amortization. The bank has a security interest in inventory, accounts receivable and equipment of the Company (the collaterals).

Line of Credit - Commercial Bank

The advances under-line of credit is limited to the lesser of $400,000 or 65% of accounts receivable from non affiliated parties. The annual interest rate on the loan is the bank's prime rate plus one percent. The line expires March 31, 1998. The bank has a security interest in inventory, accounts receivable and equipment of the Company (the collateral).


7% Note Payable

7% - Notes payable in connection with the purchase of a probe scope technology payable $779.14 per month for 48 months self-liquidating beginning November 1996 with the last payment due
October, 2000.


9% Note Payable

9% - Note payable to insurance premium finance Company at $5,661.00 per month for 2 months.

















AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. LONG-TERM DEBT(continued)

The following are maturities of long term debt for each of the next 5 years:

       1998           $ 804,762
       1999              59,235
       2000              14,872

                      $ 878,869

NOTE 10.  DISCONTINUED OPERATIONS

The Company's unconsolidated subsidiaries, Automated Diagnostics and Xenetics Biomedical, discontinued operations in 1987 and 1989, respectively. Automated and Xenetics were majority owned subsidiaries of the Company, the minority shares of which were owned by supportive private investors, many of whom also owned shares of the Company. Automated was formed to fund development of technologies owned by the Company which proved to be not commercially viable and Automated discontinued operations, Xenetics acquired Omnifix, a technology for a biodegradable tissue fixative, which was assigned to An-Con as part of a repayment of indebtedness in connection with Xenetics? discontinuance of operations. On information and belief, prior to the discontinuance of each of the operations of Automated and Xenetics, the Company agreed to merge with them and consolidate operations. In view of the above and the Company's lack of finances at the required time, the previously agreed upon mergers have not taken place. However, the Company has continued the development of OmniFix. In consideration of the Company's failure to consummate its agreement to merge, the board of directors of the Company has resolved to deliver 153,333 shares of its common stock to Automated and Xenetic shareholders on an adjusted basis, having given effect to the one-for-fifteen reverse stock split declared in 1994. When the Company issues the 153,333 restricted shares the Company will dilute present shareholders by .0115% due to its obligation to Automated Diagnostics and Xenetics shareholders).

NOTE 11. OPTIONS

As of December 31, 1997, outstanding options were as follows:

       Number of Options        Exercise
       Currently Exercisable     Price

           677,000           $  0.750 up to $1.15
           387,000           $  1.125
         1,064,000           $  0.8064 weighted average

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. OPTIONS (CONTINUED)

In 1996 the Company issued 921,000 ten-year non-statutory stock options to employees exercisable at from $.75 to $1.15 a share.

In 1997, the Company issued 100,000 shares of common stock in exchange for 200,000 options. Also, 143,000 warrants were issued to the Company's employees as a part of the employee benefit plan
(Note 16).

The options became exercisable in 1996 and 1997 and expire at various dates through December, 2007. At December 31, 1997, 1,064,000 shares of stock were reserved for that purpose. 1,064,000 options are currently exercisable with a weighted average life of 9.6-years and a weighted average exercise price of $.8064.

The Company used the Black-Scholes Model to determine the value of the options with the following weighted average assumptions, zero dividend yield; expected volatility of 26%; and risk free interest rate of 6%. (See Note 16 - Employee Benefit Plans)


NOTE 12.  NET OPERATING LOSS CARRYFORWARDS

The tax effects of temporary differences that gave rise to the deferred tax assets are as follows:

                                         1997        1996

  Deferred tax assets - current:
  Net operating loss carry-forwards   $ 175,000   $ 175,000

  Deferred tax assets - non-current:
  Net operating loss carry-forwards   2,460,115   2,506,700
  Patent rights, primarily due to
  amortization                           63,200      62,200

  Total gross deferred tax assets     2,523,315   2,568,900

      Less: Valuation allowance      (2,523,315) (2,568,900)

      Net deferred tax assets -
       non-current                     $     --    $     --

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  NET OPERATING LOSS CARRYFORWARDS(CONTINUED)



The Company had NOLs of approximately $7,028,900 at December 31,
1997, primarily because of the past operating losses associated with discontinued businesses. These NOLs and corresponding estimated tax assets, computed at 35% tax rate, expire as follows:

       Year lossExpiration   Loss    Estimated
       incurred   Date      Amount     Tax Asset
       1984       1999   $ 671,900     $ 235,165
       1985       2000     764,000       267,000
       1986       2001     301,000       105,000
       1987       2002     730,000       255,000
       1988       2003     757,000       265,000
       1989       2004     374,000       131,000
       1990       2005     382,000       134,000
       1991       2006     246,000        86,000
       1992       2007   1,004,000       352,000
       1993       2008     465,000       163,000
       1994       2009   1,197,000       419,000
       1995       2010     637,000       223,000

       Total             7,528,900     2,635,165
       Current             500,000       175,000
                      $  7,028,900   $ 2,460,165

Under the provisions of SFAS 109, NOLs represent temporary differences that enter into calculation of deferred tax assets. Realization of deferred tax assets associated with the NOL is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that certain of these NOLs may expire unused and, accordingly, has established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, based on the historical trend in sales and profitability, sales backlog, and budgeted sales of the Company's wholly owned and consolidated subsidiary, Aaron Medical Industries, Inc., management believes it is more likely than not they will be realized through future taxable earnings. However, the net deferred tax assets could be reduced in the near term if management's estimates of taxable income during the carryforward period are significantly reduced.

The valuation allowance of $2,506,700, as of January 1, 1997 was reduced as a consequence of recognizing deferred tax assets of $8,577 and NOL carry-forward benefit of $28,591. If an ownership change occurs in the future, Internal Revenue Code,
Section 382 limits the annual use of a corporation's NOL but



AN-CON GENETICS,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  NET OPERATING LOSS CARRYFORWARDS(CONTINUED)

does not eliminate the carry-forward. In each post-ownership change year, the corporation can use its NOL carry forwards, up to the amount of the "Section 382 Limitation," to offset annual income. The amount of tax assets expired in 1997 was $8,577.

Pursuant to Section 382(b), the "Section 382 Limitation" equals the value of the corporation (immediately before the ownership change, Sec. 382(e), multiplied by the long term tax exempt rate (the highest Long Term AFR in effect for any month in the three calendar month period ending with the month of the change, Sec. 382(f)). If the corporation does not have income for the year at least equal to Section 382 limitation, the unused portion of the limitation is carried forward to the following year.

Pursuant to the Internal Revenue Code, IRC. Sec. 368(a), the acquisition of Aaron by An-Con is a considered Type B reorganization. The transaction should not limit the net operating loss carry-forward of An-Con.

Income before taxes and provisions for income tax expense
(benefit) from continuing operations at December 31, are:

       Current Federal income tax         $ 6,262
       Current State income tax             2,315
       Total                              $ 8,577

The actual income tax expense attributable to earnings from continuing operations for the year ended December 31, 1997 differed from the amounts computed by applying the US Federal tax rate of 30% to pretax earnings from continuing operations as a result of the following:

   Benefit of operating loss carryforwards    (8,577)


NOTE 13.  RETIREMENT PLANS

The Company and or its subsidiary provides a tax-qualified profit-sharing retirement plan under sec.401k of the IRC. (the "Qualified Plans") for the benefit of eligible employees with an accumulation of funds for retirement on a tax-deferred basis and provides for annual discretionary contribution to individual trust funds.

All employees are eligible to participate if they have one year of service to the Company. The employees may make voluntary contribution to the plan up to 15% of their annual compensation.
The Company's contributions to the plan are discretionary but may



CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  RETIREMENT PLANS (CONTINUED)

not exceed 25% of the first 4% of the annual compensation that an employee contributes to the plan. Vesting is graded and depends on the years of service. After six years of service the employees are 100% vested.

The Company has made a contribution during 1997 and 1996 of $10,557 and $14,000 respectively, for the benefit of its employees.

The Company also maintains a group health and dental insurance plan. The employees are eligible to participate in the plan after three months of full-time service to the Company.


NOTE 14. RELATED PARTY TRANSACTIONS

During 1997, a company that was controlled by a board member received commissions from the purchase of materials the Company used in the production of certain of the Company's products. The value of these materials sold to the Company for 1997 and 1996 was $117,700 and $126,000, respectively. In May of 1996, the Company signed a termination agreement with the supplier of these products, which allows the Company to purchase these products directly from the manufacturer. In exchange, the Company will pay commissions to the board member for a period of 3 years based on the amount of material purchased from certain vendors.


NOTE 15.  PROPERTIES

The Company had moved its executive offices to the Aaron facility located at 7100 30th Avenue N., St. Petersburg, Florida
33710-2902, during the first quarter of 1995.

The Company has additional executive office space at 734 Walt
Whitman Road, Melville, which it leases for $1,226.83 per month.
The lease runs through the year 2000.

As part of the purchase of 7100 30th Avenue North, St.
Petersburg, Florida (manufacturing facility) the seller acknowledged it had previously conducted assessments to document environmental conditions existing on the property, the results of which are set forth in a June 23, 1994 Contamination
Assessment Report (CAR) and a January 27, 1995 Contamination
Assessment Addendum (CARA).  The Florida Department of





AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.  PROPERTIES(CONTINUED)

Environmental Protection (FDEP) stated in a letter, dated March
31, 1995, that based on their review of the CARA, the CAR could not be approved and that additional work was needed to be performed.

In February of 1998, the environmental engineering firm Geo-Ambient conducted a second addendum to the CAR, (CAR Addendum II) to complete the additional work requested by the FDEP. Based on the results of CAR Addendum II, Geo-Ambient recommended to the FDEP that a "no further action" status be granted for the site. However, as of the date of filing the FDEP has not yet issued a Site Completion Rehabilitation Order (SCRO).

The Company has received a report and recommendations on the results of the water tests performed. As a result of previous sampling that showed that one on-site monitoring well still had groundwater exceedances for vinyl chloride and total xylene, the state Department of Environmental Protection has placed the site on a "monitoring-only" plan. The plan includes 4 quarters of sampling, concluding in May, 1999. The first quarter report was issued this past July. Because the exceedances were very slight, the mortgagee has requested a "no further action".

DEP disagreed, instead requiring the monitoring plan. At the end of the period, DEP will likely approve a "no further action" unless the well concentrations have not declined. In that case, DEP could ask for further monitoring or some type of groundwater treatment. The SCRO is on hold and the Company believes it will not be issued for more than a year pending action on the above issue.

Based on the above paragraph and the "no further action" finding by Geo-Ambient and the future issuance of an SCRO by the FDEP management of An-Con has estimated the present value of the cost of environmental work to be zero.


NOTE 16.  COMMITMENTS AND CONTINGENCIES

Environmental conditions -Purchase of Building
(See Note 15 - properties)

Leases

The Company leases administrative facilities under an operating lease that expires in 2000. Rental expense was $19,294 in 1997 and $24,400 in 1996. Minimum rental commitments under all non-




AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  COMMITMENTS AND CONTINGENCIES(CONTINUED)

Leases(continue)

cancelable leases with an initial term in excess of one year are payable as follows: 1998 - $14,722; 1999 - $14,722; 2001 and beyond $4,907. Commitments for construction or purchase of property, plant, and equipment approximated $50,000 at December 31, 1997.


Employment Agreements

The Company has employment agreements with six key employees. These agreements are for terms from 2-5 years and call for salaries of $35,000 to $118,335. Bonus arrangements call for 10% of the profits over $200,000 for the Chairman to 1% of the profits over $300,000 for the international sales representative for profits of the Company.

During 1997 officers waived their right to 1996 bonuses and allowed the board of directors to determine future bonuses. These bonuses valued at $70,600 were shown as a contribution to paid in capital.


Employee Benefit Plans

In 1996, the Company established stock option plans under which officers, key employees and non-employee directors may be granted options to purchase shares of the Company's authorized but unissued Common Stock. Under Employee Stock Warrant Plans, the Company issued warrants for the purchase of 1,064,000 shares of restricted common stock at exercise prices ranging from $.75 to $1.125, in 1997, 1996.

The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the common stock option plans.

Had the compensation cost for the Company's two stock option issuances been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS









AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

No.123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              1997       1996

       Net earnings-as reported            $ 28,591  $407,300
       Net earnings-pro forma              (  5,499)  347,300
       Earnings per share before
        extraordinary items-as reported         N/S      .053
       Earnings per share before
        extraordinary items-pro forma           N/S      .045

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions, zero dividend yield; expected volatility of .26%; risk-free interest rate of 6%; and expected lives of 3 years.

Options currently expire no later than ten years from the grant date. When proceeds are received by the Company from exercises, they are credited to Common Stock and Capital in excess of par value.


Speiser

On December 29, 1992, Robert Speiser, the then, Chief Executive
Officer of An-Con,obtained a confession of judgement in the Supreme Court, State of New York, counties of Suffolk and
Westchester for amounts due on loans to the Company of $92,239 and $190,957 inclusive of interest at 12% to May 27, 1992 and 9% thereafter.

These loans represent amounts claimed by Mr. Speiser to have been expended on behalf of the Company and funds loaned to the Company. As reported to the Board of Directors, Mr. Speiser's actions were motivated solely to deter threatened action by a landlord to file a judgement at that time of $41,700 in rental arrears on the Melville, NY lease. Mr. Speiser has indicated that he does not intend to enforce this judgement. On March 29, 1993 and in subsequent letters of instruction to the Sheriff of Suffolk County, Mr. Speiser requested that the execution of the above-mentioned judgements be held in abeyance for a 60-day period, until August 30, 1993.

On February 28, 1994, the executive order expired. As of December 31, 1997, the Company had repaid $235,100 of the principal amount upon which the aforesaid judgements were based.



AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company has accrued a liability for $73,800 to Mr. Speiser which was the balance of his loan to the Company and accrued interest on that loan. Mr. Speiser is disputing this amount because he feels he is due additional interest and back wages he estimated to be an additional $80,000. See "certain Relationships and Related Transactions". Presently there is no lawsuit between the Company and Mr. Speiser .

The Company is pursuing a settlement of this matter.


Product Liability

The Company currently has product liability insurance which, it believes to be adequate for its business. The Company's existing policy expires in May 1998.


Regulation

In June 1995 pursuant to an inspection of the facilities of the Company's subsidiary Aaron, the FDA issued a warning letter advising of federal good manufacturing practices ("GMP") deficiencies. The letter cited, among other things, the Company's failure; (a) to follow its own complaint handling procedure, to immediately review, evaluate, investigate and document the complaint; (b) to evaluate significant equipment changes in manufacturing processes and the quality assurance tests; (c) to have and implement documented formal change control procedures for changes made to devices or manufacturing processes; (d) to have, follow and document conformance with appropriate written finished device test procedures assuring devices and meet all finished specifications prior to distribution; (e) to have, follow and document conformance with written procedures for acceptance of components; (f) to conduct a plan in periodic orders of the quality assurance and good manufacturing practice programs in accordance with written procedures; (g) to establish and implement adequate record keeping procedures.

Until such deficiencies were removed the FDA indicated it was in no position to restore GMP standing to the Company or permit approval of any pending pre-market submissions by the Company.

On July 12, 1995, the FDA indicated that while the Company's response appeared adequate, further verification was needed





AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

before the FDA would be in a position to support the approval of any pending pre-market submissions, or related Export
Certificates for the Company's products. After follow-up correspondence, on December 15, 1995, the FDA acknowledged that the Company's corrective action plan dated November 27, 1995, appeared adequate.

However, the FDA determined that it was necessary to set another evaluation date for May 1996 to ascertain whether the Company was meeting GMP guidelines. This date was extended to March 1997 when the FDA made its inspection. The FDA has cleared the Company and the Company is presently submitting applications for new products to the FDA.


Bank Line of Credit and Term Loan

The bank line of credit and term loan require the Company:

1. To maintain a current ratio of not less than 1.10 to one, senior debt to net worth ratio of not more than 1.5 to one, and an interest coverage ratio of not less than eight to one.

2. Not to expend more than $400,000 for acquisition of fixed assets, in the course of the year.

3. To submit its audited financial statements, forms C, and 10Q, and accounts payable and receivable aging schedules.

4. Maintain its depository and cash management accounts with the bank.

5. Not to guarantee obligations of any other person or encumber its assets with any mortgage, security deed, or lien other than security interests required by the bank loan agreement.

6.  Not to default in any material contract with third parties.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17.  EARNING PER SHARE

The earnings per share were as follows:

For the Year Ended 1997
                           Income     Share        Per Share
Basic Earning Per
 Share Income before
 extraordinary items       $ 28,591    8,186,256       N/S

Effect of Dillutive
 securities Convertible
 shares of Xenetics
 Biomedical, Inc. and
 Automated Diagnostics,
 Inc.                                    153,333

Warrants                                 104,383

Diluted Earnings per Share
 Income before extraordinary
 items assuming conversion
 of Securities              $28,591    8,443,972       N/S

For the Year Ended 1996
                             Income      Share   Per Share
Basic Earning Per Share
 Income before extraordinary
 items                     $415,543    7,663,872     $.0531


Effect of Dillutive securities
 Convertible shares of Xenetices
 Biomedical, Inc. and Automated
 Diagnostics, Inc.                       153,333

Diluted Earnings per Share
 Income before extraordinary
 items assuming conversion
    securities             $415,543    7,817,205    $.0521

Warrants to purchase 387,000 shares of common stock at $11/8 during 1997 and 921,000 to purchase shares of common stock at various prices in 1996 were not included in the computation of diluted earnings per share because warrants' exercise prices were greater than the average price of common shares in 1997 and 1996, respectively.

N/S - Not Significant

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUBSEQUENT EVENTS

Bank Line of Credit

On January 29, 1997 the Company signed notes which effectively set up a term loan credit line with a commercial bank for $550,000. The line of credit terminates on April 30, 1998 unless renewed or extended by the bank in writing. The agreement required the Company pay-off the $260,000 outstanding balance of the loan by April 1, 1998 and subsequently apply for the renewal of the line of credit. However, since the repayment of the loan has been delayed the Company is in technical default. The management plans to renew the loan. The bank has taken a security interest in accounts receivable, inventories and equipment.


Acquisition of BSD Development Beta Corporation

On February 9, 1998, the Company exchanged 5,000,000 shares of its common stock for all preferred and common shares of BSD Development Beta Corporation (BSD)and assumed an 8% Convertible Debenture of BSD, in principal amount of $750,000. As a part of the agreement with the sellers, the Company acquired through BSD $250,000 cash, a secured note receivable of $750,000, due in May 1998, and certain equipment valued at $2,000,000. The equipment will be used for coating electro-surgical blades and other medical devices using DYLYN technology under a management agreement with Advance Refractory Technologies (ART), the seller of the equipment which has agreed to operate and maintain the equipment.

As a part of the agreement with ART, the Company obtained an exclusive ten-year renewable license to use the DYLYN Technology for coating specified medical products.

2,000,000 of the 5,000,000 shares exchanged were with ART for the shares they held in BSD. As part of the agreement An-con contracted to exchange ARTs 2,000,000 shares for 2,000,000 shares of preferred An-con stock yet to be authorized. An-con has until September 9, 1998 to deliver the preferred stock or they will have to issue to ART an additional $500,000 worth of shares of common stock as a late penalty.


Patent Infringement Lawsuit

On January 22, 1998, Aaron and MegaDyne Medical Products, Inc.(MMP), a Utah Corporation, entered an agreement to settle an action that MMP had brought against the Company, in District court of Utah, for infringing a patent for an electro-surgical product. Aaron agreed to pay $150,000 for damages resulting from the patent infringement, for a period, of six months not to manufacture or

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUBSEQUENT EVENTS (CONTINUED)

Patent Infringement Lawsuit(Continued)

sell any electro-surgical instrument that infringes the Patent, and to provide MMP with a list of customers who had purchased the infringing product. Additional costs associated with the settlement were legal fees of $92,038, write down or inventory of $12,047 and estimated future sales refunds of $7,500. Total costs charged as Selling, General and Administrative, were $261,585.


Restated Statement of Operations

The Company's financial statements were restated to capitalize $70,600 of forgiveness of debt, by the Company's managers, and to include $261,585 paid for the settlement of a patent infringement lawsuit in selling, general, administration expenses. The forgiveness of debt and the loss from a lawsuit were previously presented as extraordinary items.


NOTE 19. INDUSTRY SEGMENT REPORTING

The Company's principal markets are the United States, Europe, and Latin America, with the U.S. and Europe being the largest markets based on revenues. The Company's major products include cauteries, Bend-A-lights, nerve locators, reusable pen lights and electrodes. Cauteries, disposable and replaceable, account for 40% and 50% of Company's sales for 1997 and 1996, respectively.

One significant customer accounted for 9% and 14% of revenues in 1997 and 1996, respectively. In 1997 that customer accounted for $.6 million of non-medical sales which is 65% of that segments sales. The Company's ten largest customers accounted for approximately 51% of net revenues for 1997. At December 31, 1997, the same ten customers accounted for approximately 47% of outstanding accounts receivable.

Summary information by geographic area and significant industry segment for years ended December 31,1997 and 1996 were as follows:

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

                         Operating
Identifiable               Sales      Income     Assets

1997 - (in thousands)
Geographic Area
United States             $ 5,602     $  259    $ 3,731
Europe                      1,769         81        107
                          $ 7,371     $  340    $ 3,838

Segment
Medical Products          $ 6,409     $  302    $ 3,282
Non medical products          962         38        556

                          $ 7,371     $  340    $ 3,838


                          Operating
Identifiable                Sales      Income    Assets

1996-(in thousands)
Geographic Area
United States             $  5,980    $  384    $ 3,803
Europe                       1,406        86         96
Latin America                  100        10         --

                          $  7,486    $  480    $ 3,899

Segment
Medical Products          $  6,181    $  451    $ 3,236
Non medical products         1,305        29        663

                          $  7,486    $  480    $ 3,899

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

     Foreign Operations       1997      1996

     Total assets           $ 107      $ 96
     Total liabilities        -0-       -0-
     Net property, plant
      and equipment           -0-       -0-

The Company had no assets (other than certain trade receivables) or liabilities outside the United States, in the two years ended
December 31, 1997.

During 1997, a substantial portion of the Company's consolidated net sales and consolidated income from operations was derived from foreign operations. Foreign operations are subject to certain risks inherent in conducting business abroad, including price and exchange controls, limitations on foreign participation in local enterprises, possible nationalization or expropriation, potential default on the payment of government obligations with attendant impact on private enterprise, political instability and health care regulation and other restrictive governmental actions. Changes in the relative value of currencies take place from time to time and could adversely affected the Company's results of operations and financial condition. The future effects of these fluctuations on the operations of the Company's and its subsidiaries are not predictable.

Management's Discussion and Analysis  for  the  Year 1997.

Results of Operations

An-Con's net revenues for 1997 were approximately $7.3 million as compared to $7.5 million for 1996, respectively. Sales of Aaron Medical accounted for substantially all of 1997 and 1996 sales. The decrease in sales of $114,619 (1.5%) was the net result of $194,770 (3%) increase in revenues from sale of medical products and $309,389 (24%) decrease in sales of non-medical products. The sales for medical products represented approximately 87% of total sales in 1997 as compared to 83% in 1996. This was due to a decrease in non-medical lighting products of $309,517 which is directly attributable to one customer decreasing purchases from the Company. The Company believes this trend by this customer will continue in 1998 but at a lower rate. Percentage of gross profit from sales decreased from 45% in 1996 to 44% in 1997 principally due to slightly higher cost of materials.

Because the Company's sales volume and gross profit percentage , for the two years was approximately the same cost of goods sold did not materially change from 1996 to 1997. During 1997 and 1996, Aaron's family of cauteries accounted for 43% and 39% of sales, and 39% and 33% of cost of goods sold, respectively.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

In early 1998 the Company increased pricing on certain medical products by 10%. This should cause sales and margins to increase slightly in 1998.

Research and development expenses decreased by 8.5% from $105,700 to $96,738 from 1996 to 1997, respectively. The Company continued to invest in the development of ECU devices, and other Aaron products which is evidenced by acquisition costs in 1997 of $11,925. Research and development costs are made up of material costs, engineering costs and payroll.

Research and development costs of the Company will increase in 1998 by the depreciation expense on the reactors the Company purchased from BSD (see Note 18 to the financial statements subsequent events' acquisition of BSD development Beta Corporation ). The Company is developing DYLYN coated products with these reactors. When the products being developed are marketed and the reactors are used for manufacturing, depreciation will be charged to operations. The Company estimated the lives of the reactors to be 10 years.

The increase in net interest of 16% amounting to $11,896 was mainly attributable to the Company's decision to utilize a bank line of credit and a term loan to finance its working capital needs.

The trend in interest costs should remain at 1997 levels or higher because the Company intends to maintain its credit line and refinance the first mortgage on its building.

The Company's effective income tax rate would have been 30% except that An-Con has loss carryforwards. For 1997 the Company recognized $8,577 in tax benefit for the current year.

General and administrative expenses of the Company increased by $141,249 (10.5%) from $1.3 million in 1996 to $1.5 million in
1997. This was mainly attributable to the settlement of the Megadyne lawsuit of $261,585.

Salaries increased by 9.6% from $1.1 million in 1996 to $1.2 million in 1997. The increase in salaries were in part because of hiring additional engineering and quality control personnel.

Total other costs as a percentage of sales were 38% in 1996 as
compared to 43% in 1997.   Total other costs increased due to the
Megadyne lawsuit.   For 1998 the Company believes total other
costs should not be significantly higher than they were in 1997.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

Income from operations decreased to $77,994 in 1997, from $480,360 in 1996, a 84% decrease. Income from operations as measured by a percentage of sales was 6.4% in 1996 and 1.1% in 1997. The decrease of $402,366 from 1996 to 1997 was mainly attributable to a decrease in sales and gross profit of $309,517 and $183,441, respectively, on non-medical lighting sales and the Megadyne lawsuit.

Net income of the Company in 1997 was $28,591 as compared to $407,243 in 1996. Income decreased by $378,652 from 1996 to 1997. The primary reason for reduction of the net income was a $261,585 loss due to the settlement of a patent infringement lawsuit.

Cost of professional services increased by 15% from $259,400 in 1996 to $298,156 in 1997. Additional professional fees were related to the consulting and legal costs of acquiring new technologies and products. Legal fees in 1998 will increase because the Company has completed the BSD transaction and is negotiating to purchase the Bovie brand-name from Maxxim.

The Company sells its products through distributors both in the international market and in the USA. The distributors are contacted through response to company advertising in international medical journals or at domestic or international trade shows. The Company began attending trade shows in foreign countries in 1993. Since that time, international sales have more than doubled from the 1993 sales of $553,000. The main focus for export sales has been Western Europe. The Company has distributors in all major markets there. The Company intends to continue marketing its products, targeting different regions of the world, while returning to major markets for increased market exposure and to introduce new products.

During 1997, international sales of the Aaron Medical product line continued to increase. These sales were $1.78 million, which represented 24% of total sales. This compares favorably to 1996 where total international sales were $1.51 million, representing 20% of total sales. The increase from 1996 to 1997 represents a 19%($281,867) increase in international sales volume.

Though consolidation in U.S. distribution continued in 1997, Aaron retained all distributor relationships and acquired preferred vendor status with industry leaders such as McKesson, General Medical, Owens & Minor, and Physician Sales & Service.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

Preferred vendor status denotes participation in a variety of sales and marketing programs whereby the Company grants preferred pricing and/or rebates to a customer and the customer provides a variety of benefits such as preferred marketing advertising, and distribution of the Company's products. Aaron entered into a vendor focus agreement with Owens & Minor and an exclusive U.S. sales agreement with Physician Sales & Services for the Aaron 800. Additional sales were generated by electrosurgical product OEM agreements.

An adequate supply of raw materials is available from both domestic and international suppliers. The relationship between the Company and its suppliers is generally limited to individual purchase order agreements, supplemented by contractual arrangements with key vendors to ensure availability of certain products. The Company has developed multiple sources of supply where possible.

New product development and improvements to the Company's facility required by regulatory agencies in 1997 amounted to $86,909.
These expenditures were funded primarily through internal cash flow and bank financing. In order to provide additional working capital, the Company has secured a fourteen month $400,000 credit facility with a local commercial bank in the first quarter of 1997 and a $150,000 three year note to purchase fixed assets with interest at 1% over prime.


Discontinued Operations

As part of a lawsuit settlement with a competitor of the company, the company agreed to discontinue sales of its coated blade products. Sales and gross profits from this product for 1996 and 1997 were $370,677 - $489,582 and $203,131 - $332,916, respectively. The company is developing a new line of coated blade products, that the Company believes is proprietary, which the Company believes will be marketed in the second half of 1998. The cost of the discontinued operations in 1997 was $261,585.


Financial Condition

As of December 31, 1997, cash totaled $48,246 down from $120,900 at December 31, 1996. Cash used by operating activities was $98,793 in 1997 compared to $425,300 cash generated from operating activities in 1996. Net working capital of the Company on December 31, 1997 was $557,237 as compared to $666,600 in 1996.

The amount of cash used in investing activities was $257,733 in 1997, compared to $456,200 in 1996. The Company continued to invest in property, plant and equipment needed for future business requirements, including manufacturing capacity.

The Company's ten largest customers accounted for approximately
51% of net revenues for 1997. At December 31, 1997, the same ten customers accounted for approximately 47% of outstanding accounts receivables.

The net cash inflow from financing was $283,868 in 1997 as compared to $14,000 in 1996. The most significant items of financing activity in 1996 were the reduction of notes payable of $125,900 and the $79,700 in professional fees associated with the Aaron purchase. Sources of funds were the receipt of subscriptions receivable of $10,600 and issuance of 427,778 common shares for services valued at $181,000.

In 1997, the major sources of financing were $485,000 gross, borrowing from the bank line of credit and $150,000 term loan from the bank. The cash used in financing activities were principally to repay the line of credit and long term debt, $225,000 and $41,936 respectively.

The Company believes that it has the financial resources needed to meet business requirements in the foreseeable future, including capital expenditures for the expansion of its manufacturing site, working capital requirements, and product development programs.


Outlook

The statements contained in this Outlook are based on current expectations. These statements are forward looking, and actual results may differ materially.

The Company believes that the world market for disposable medical products, such as the Company's battery-operated cauteries, has significant growth potential because these type of products have not been affordable or effectively marketed outside the U.S. heretofore. Because of these factors, the Company has designed certain disposable products to be reusable. The Company presently has a significant portion of the U.S. cautery market and does not expect a dramatic growth in sales of cautery-related products domestically unless an OEM arrangement can be obtained with a co-leader in this market.

The Company has focused on expanding its line of electrosurgical products. Electrosurgical products sold by the Company are the standard stainless steel electrodes, the patented Multi-Function Cautery, and the Aaron 800 high frequency desiccator and the as Aaron 1200. The Aaron 1200 will be introduced in the second quarter of 1998.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

Outlook (continued)

From 1996 to 1997, the Company's electrosurgical sales increased by more than 3% from $1,331,523 to $1,377,029. This increase was attributable to a 50% increase in Resistick sales and a 22% decrease in sales of generators. In 1998 Resistick sales ceased due to the settlement of the Company lawsuit with MegaDyne. Except for the possible introduction of new electrosurgical products the Company does not expect electrosurgical sales to increase in 1998. Aaron through its private label capability sees unique opportunities in the domestic market as its competitors do not private label. The electrosurgical product line is a larger market than the Company has normally sold into and is dominated by two main competitors, ValleyLab and Conmed. The combined markets for the Company's electrosurgical products exceed $100 million annually. Electrosurgical product sales moved from fifth place to second in total Company sales by product line in 1997.


Non-Medical Products

The Company for 1997, sold $.962 million of its flexible lighting products used primarily in the automotive and locksmith industries. Approximately $.627 million was sold to one customer. The Company is expanding this market line with the addition of a higher quality flexible light unit. The higher quality version of the Bend-A-Lite will be sold into the same markets as the Company presently sells its less expensive unit.

The Company no longer intends to manufacture a fiber optic flexible scope to compete in the automotive, aircraft and quality maintenance markets. The Company sold its rights in this product to a customer.


Liquidity and Future Plans

Since the acquisition of Aaron Medical Industries, Inc. the Company has partially changed its direction from acquiring ownership interest in companies to acquiring new product technology and expanding manufacturing capabilities through Aaron. The Aaron 800 and 1200 are prime examples of this new direction. Other products and technologies are being evaluated for future development.

AN-CON GENETICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. INDUSTRY SEGMENT REPORTING (CONTINUED)

Liquidity and Future Plans (Continued)

In order to continue its strong international sales growth and maintain its ability to sell in Europe, management is implementing an ISO9000/EN46001 quality system and expects to be certified and have its CE mark (International Quality control) by the third quarter of 1998. The Company has obtained a line of credit with a local commercial bank for $400,000 and a $150,000 loan for capital improvements. Interest on these loans is to be paid at 1% over prime.

The Company's future results of operations and the other forward-looking statements contained in the Outlook, in particular the statements regarding growth in the medical products industry, capital spending, research and development, and marketing and general and administrative expenses, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially, are the following: business conditions and the general economy; competitive factors such as rival manufacturers' availability of products at reasonable prices; risk of nonpayment of accounts receivable; risks associated with foreign operations; and litigation involving intellectual property and consumer issues.

An-Con believes that it has the product mix, facilities, personnel, and competitive and financial resources for continued business success, but future revenues, costs, margins, product mix and profits are all subject to the influence of a number of factors, as discussed above.

EXECUTIVE OFFICERS AND DIRECTORS




J. Robert Saron        - Chairman of the Board of Directors
                         and CEO

Andrew Makrides        - President and Director

George W. Kromer, Jr.  - Director

Alfred V. Greco        - Director

Kenneth W. Davidson    - Director

Moshe Citronowicz      - Executive Vice President and
                         Chief of Operations

Delton Cunningham      - Secretary - Treasurer



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